Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

September 2, 2010

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-157013) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), various securities to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the issuance by the Company of up to $250,000,000 aggregate principal amount of the Company’s 2010 Series A 2.25% Senior Notes due 2015 (the “Notes”) as described in the Company’s Prospectus, dated January 29, 2009, which is a part of the Registration Statement, its Prospectus Supplement, dated August 30, 2010 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 2000, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Original Trustee”), as supplemented and amended by the Thirty-Eighth Supplemental and Amending Indenture, dated as of November 1, 2008 (as so supplemented and amended, the “Base Indenture”), by and among the Company, the Original Trustee and Deutsche Bank Trust Company Americas (the “Series Trustee”), as heretofore supplemented and as further supplemented by a Fortieth Supplemental Indenture, dated as of August 1, 2010 (the “Fortieth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and between the Company and the Series Trustee pertaining to the Notes, and resolutions of the Board of Directors of the Company adopted November 24, 2008 and an approval of authorized officers of the Company adopted August 30, 2010. The Notes are being offered to the public in accordance with an Underwriting Agreement, dated August 30, 2010, among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

Dominion Resources, Inc.

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Series Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, the Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP